Finjan Provides Further Litigation Update on Motions for Summary Judgment Entered in Blue Coat Case

E. PALO ALTO, CA June 10, 2015 – Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company announces that its subsidiary, Finjan, Inc., will be proceeding to trial on July 20, 2015, maintaining its assertion of claims from each of the six patents against accused Blue Coat products that were named in its original complaint (5:13-cv-03999-BLF). The Honorable Beth Labson Freeman released the redacted version of the Court’s Order Granting In Part and Denying In Part [Blue Coat’s] Motion for Summary Judgment; Denying [Finjan’s] Motion for Summary Judgment, entered June 9, 2015 (Order, Docket No. 265).

“The Court’s Order essentially means that Finjan will be able to present its infringement case against Blue Coat to a jury and that the damages it seeks as a result of Blue Coat’s infringement was not negatively impacted by the Order,” commented Julie Mar-Spinola, Finjan’s Chief Intellectual Property Officer and VP, Legal.  “We are confident in the merits of our patent claims and will proceed to trial accordingly.”

As reported on June 4, 2015, the hearing on Blue Coat’s motion for summary adjudication on infringement and invalidity and Finjan’s motion for summary adjudication on infringement was held on April 16, 2015.  Blue Coat sought summary judgment of non-infringement on each of the six Finjan patents asserted against Blue Coat, as well as invalidity of Claim 14 of US Patent No. 7,647,633.  The Court ruled on Blue Coat’s Motions as follows:

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Regarding US Patent No. 6,804,780, Blue Coat sought summary judgment that its ProxyAV does not infringe the asserted claims of the ‘780 Patent.  Blue Coat did not seek a determination on its MAA product, also accused of infringement by Finjan.  In sum, the Court denied Blue Coat’s Motion with respect to non-infringement by ProxyAV of the asserted claims either literally or under the doctrine of equivalents.

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Regarding US Patent Nos. 6,154,844 and 7,418,731, Blue Coat sought summary judgment that its WebPulse product does not infringe the asserted claims of the ‘844 and ‘731 Patents.  The Court denied Blue Coat’s Motion with respect to non-infringement by WebPulse of the asserted claims either literally or under the doctrine of equivalents.

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Regarding US Patent No. 6,965,968, Blue Coat sought summary judgment that its ProxySG and WebPulse products do not infringe the asserted claims of the ‘968 Patent.  The Court denied Blue Coat’s Motion with respect to non-infringement by ProxySG and WebPulse of the asserted claims either literally or under the doctrine of equivalents.

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Regarding US Patent Nos. 7,058,822 and 7,647,633, Blue Coat sought summary judgment that its Pop-Up Blocker feature of the ProxySG does not infringe the asserted claims of either the ‘822 or ‘633 Patents.  Blue Coat also sought summary judgment that Claim 14 of the ‘633 Patent is indefinite and therefore invalid.  The Court granted Blue Coat’s Motion with respect to non-infringement by ProxySG’s Pop-Up Blocker of the asserted claims of the ‘822 and ‘633 Patents.  The Court, however, denied Blue Coat’s Motion with respect to indefiniteness of Claim 14 of the ‘633 Patent.

Further, the Court denied Finjan’s Motion for Summary Judgment that Blue Coat infringes all six of Finjan’s patents, determining that there were issues of fact that were appropriate for a jury to decide at trial.

Thus, based on the Court’s ruling, Finjan will go to trial on all six patents it asserted against Blue Coat.  As noted on page 4 of the Order, Finjan has accused a number of products of infringement, including but not limited to Blue Coat’s ProxyAV, ProxySG and WebPulse products, which will be subject to the trial scheduled for July 20, 2015.  Finjan’s damages case against Blue Coat remains the same and was not diminished as a result of the Court’s Order.

Finjan also filed patent infringement lawsuits against FireEye, Proofpoint, Sophos, Symantec, and Palo Alto Networks relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

ABOUT FINJAN
Founded in 1997, Finjan is recognized globally as a cybersecurity pioneer and leader. Finjan’s investment in innovation is captured in its patent portfolio, centered around software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis.  Finjan’s software detects malicious code and protects end users from identity and data theft, spyware, malware, phishing, trojans, and other online threats.  To date, Finjan has successfully licensed its intellectual property to major technology companies for more than $150 million.  For more information about Finjan, please visit www.finjan.com.

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Media Contact:
Nicholas Gaffney | Zumado Public Relations
(415) 732-7801 | ngaffney@zumado.com

Investor Contact:
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC|
(650) 282-3245 | investors@finjan.com

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the outcome of pending or future enforcement actions, our ability to expand our technology portfolio, the enforceability of our patents, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings’ intended plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.